UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check one):
  [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR


                       For period ended: December 31, 2002
                                         -----------------

        [ ]  Transition Report on Form 10-K

        [ ]  Transition Report on Form 20-F

        [ ]  Transition Report on Form 11-K

        [ ]  Transition Report on Form 10-Q

        [ ]  Transition Report on Form N-SAR


        For the Transition Period Ended:
                                        ----------------------------------------

  READ INSTRUCTION [ON LAST PAGE] BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION


GLOBAL TELEPHONE COMMUNICATION, INC.
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Full name of registrant

N/A
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Former name if applicable


984 WEST BROADWAY
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Address of principal executive office (Street and Number)


VANCOUVER, BC, CANADA  V5Z 4M6
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City, state and zip code

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check the appropriate box.)

    [ ]   (a)  The reason  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort of expense;

    [ ]   (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion  thereof, will be filed on or before the 15th  calendar day  following  the
               prescribed  due  date;  or  the  subject   quarterly   report  or
               transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    [ ]   (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     The Registrant is unable to file timely the Form 10-KSB due to the Registrant's inability to complete timely the preparation and review of the audited financial statements to be included in the Form 10-KSB.
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PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification.

     Terry Wong                (604)                          329-9602
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     (Name) (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                 [X] Yes [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                 [ ] Yes [X] No
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     If so: attach an explanation of the anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      GLOBAL TELEPHONE COMMUNICATION, INC.
                -------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 28, 2003                                 By:    /s/Terry Wong
                                                           ------------------
                                                           Terry Wong
                                                           President, CEO


INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

       INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C.1001).

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